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                                                                    Exhibit 16.1

April 20, 2001


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Commissioners:

         We have read the statements made in Item 4 of the Current Report on Form 8-K of Humphrey Hospitality Trust, Inc. We agree with the statements made therein insofar as they relate to our firm in such Form 8-K.



/S/ Reznick Fedder & Silverman